Floor & Decor Holdings, Inc. Announces Second Quarter Fiscal 2025 Financial Results
Net sales of $1,214.2 million increased 7.1% from the second quarter of fiscal 2024
Comparable store sales increased 0.4%
Diluted EPS of $0.58
Opened three new warehouse stores
ATLANTA--(BUSINESS WIRE)--July 31, 2025--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces its financial results for the second quarter of fiscal 2025, which ended June 26, 2025.
Tom Taylor, Chief Executive Officer, stated, “We are pleased to report that for the second quarter of fiscal 2025, our diluted earnings per share increased by 11.5% to $0.58, compared to $0.52 in the same period last year, reaching the high end of our expectations. Our second quarter comparable store sales increased by 0.4%, marking the first quarterly increase since the fourth quarter of fiscal 2022. We believe our second quarter earnings performance clearly reflects the disciplined execution of our agile growth strategies and the prudent management of expenses and profitability by our associates.”
“In the second quarter of fiscal 2025, we opened three new stores. In fiscal 2025, we have opened seven new stores, ending the second quarter with 257 stores, up 11.7% from 230 stores in the same period last year. We remain on track to open 20 new stores in fiscal 2025, ” said Taylor.
Please see “Comparable Store Sales” below for information on how the Company calculates period-over-period changes in comparable store sales.
For the Thirteen Weeks Ended June 26, 2025
•Net sales of $1,214.2 million increased 7.1% from $1,133.1 million in the second quarter of fiscal 2024.
•Comparable store sales increased 0.4%.
•We opened three new warehouse stores, ending the quarter with 257 warehouse stores and five design studios.
•Operating income of $81.9 million increased 14.8% from $71.3 million in the second quarter of fiscal 2024. Operating margin of 6.8% increased 50 basis points from the second quarter of fiscal 2024.
•Net income of $63.2 million increased 11.5% from $56.7 million in the second quarter of fiscal 2024. Diluted earnings per share (“EPS”) of $0.58 increased 11.5% from $0.52 in the second quarter of fiscal 2024.
•Adjusted EBITDA* of $150.2 million increased 9.7% from $136.9 million in the second quarter of fiscal 2024.
For the Twenty-six Weeks Ended June 26, 2025
•Net sales of $2,374.9 million increased 6.5% from $2,230.4 million in the same period of fiscal 2024.
•Comparable store sales decreased 0.7%.
•We opened seven new warehouse stores and closed one warehouse store.
•Operating income of $146.1 million increased 11.9% from $130.6 million in the same period of fiscal 2024. Operating margin of 6.2% increased 30 basis points from the same period of fiscal 2024.
•Net income of $112.1 million increased 5.0% from $106.7 million in the same period of fiscal 2024. Diluted EPS of $1.03 increased 4.0% from $0.99 in the same period of fiscal 2024.
•Adjusted EBITDA* of $280.0 million increased 7.7% from $259.9 million in the same period of fiscal 2024.
*Non-GAAP financial measure. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Updated Outlook for the Fiscal Year Ending December 25, 2025:
•Net sales of approximately $4,660 million to $4,750 million
•Comparable store sales of approximately (2.0)% to flat
•Diluted EPS of approximately $1.75 to $2.00
•Adjusted EBITDA* of approximately $520 million to $550 million
•Depreciation and amortization expense of approximately $245 million
•Interest expense, net of approximately $5 million
•Tax rate of approximately 21% to 22%
•Diluted weighted average shares outstanding of approximately 109 million shares
•Open 20 new warehouse stores
•Capital expenditures of approximately $280 million to $320 million
*Non-GAAP financial measure. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.
Conference Call Details
A conference call to discuss the second quarter fiscal 2025 financial results is scheduled for today, July 31, 2025, at 5:00 p.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.
A recorded replay of the conference call is expected to be available approximately three hours after the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13754271. The replay will be available until August 7, 2025.

About Floor & Decor Holdings, Inc.
Floor & Decor is a multi-channel specialty retailer of hard surface flooring and related accessories and seller of commercial surfaces operating 257 warehouse-format stores and five design studios across 38 states as of June 26, 2025. The Company offers a broad in-stock assortment of laminate and vinyl, tile, wood, and natural stone flooring and installation materials and decorative accessories, as well as adjacent categories, at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.
Comparable Store Sales
Comparable store sales refer to period-over-period comparisons of our net sales at the time of sale among the comparable store base. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store’s opening, which is when we believe comparability has been achieved. Changes in our comparable store sales between two periods are based on net sales at the time of sale for stores that were in operation during both of the two periods. Any change in the square footage of an existing comparable store, including for remodels and relocations within the same primary trade area of the existing store being relocated, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed for a full fiscal month or longer are excluded from the comparable store sales calculation for each full fiscal month that they are closed. Since our e-commerce, regional account manager, and design studio sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above mentioned store criteria. Sales through our Spartan Surfaces, LLC (“Spartan”) subsidiary do not involve our stores and are therefore excluded from the comparable store sales calculation.
Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA (which are shown in the reconciliation below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). We define EBITDA as net income before interest, taxes, and depreciation and amortization. We define Adjusted EBITDA as net income before interest, taxes, and depreciation and amortization adjusted to eliminate the impact of non-cash stock-based compensation expense and certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the table below.
EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate comparisons on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.
EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income as a measure of financial performance, or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management’s discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine EBITDA and Adjusted EBITDA, such as stock-based compensation expense, fair value adjustments related to contingent earn-out liabilities, and other adjustments. Definitions and calculations of EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.
Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures. The Company does not provide a reconciliation of forward-looking measures where it believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and the Company is unable to reasonably predict certain items contained in these measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Floor & Decor Holdings, Inc.
Condensed Consolidated Statements of Income
(In thousands, except for per share data)
(Unaudited)

	Thirteen Weeks Ended
	June 26, 2025		June 27, 2024		% Increase (Decrease)
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,214,150	100.0%	$1,133,139	100.0%	7.1%
Cost of sales	681,462	56.1	642,105	56.7	6.1%
Gross profit	532,688	43.9	491,034	43.3	8.5%
Operating expenses:
Selling and store operating	376,240	31.0	341,408	30.1	10.2%
General and administrative	69,430	5.7	67,671	6.0	2.6%
Pre-opening	5,124	0.4	10,627	0.9	(51.8)%
Total operating expenses	450,794	37.1	419,706	37.0	7.4%
Operating income	81,894	6.8	71,328	6.3	14.8%
Interest expense, net	1,076	0.1	663	0.1	62.3%
Income before income taxes	80,818	6.7	70,665	6.2	14.4%
Income tax expense	17,640	1.5	13,999	1.2	26.0%
Net income	$63,178	5.2%	$56,666	5.0%	11.5%
Basic weighted average shares outstanding	107,622		107,046
Diluted weighted average shares outstanding	108,324		108,274
Basic earnings per share	$0.59		$0.53		11.3%
Diluted earnings per share	$0.58		$0.52		11.5%

	Twenty-six Weeks Ended
	June 26, 2025		June 27, 2024		% Increase (Decrease)
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$2,374,890	100.0%	$2,230,428	100.0%	6.5%
Cost of sales	1,334,034	56.2	1,269,368	56.9	5.1%
Gross profit	1,040,856	43.8	961,060	43.1	8.3%
Operating expenses:
Selling and store operating	745,045	31.4	675,753	30.3	10.3%
General and administrative	138,571	5.8	134,448	6.0	3.1%
Pre-opening	11,117	0.4	20,220	0.9	(45.0)%
Total operating expenses	894,733	37.6	830,421	37.2	7.7%
Operating income	146,123	6.2	130,639	5.9	11.9%
Interest expense, net	2,624	0.2	2,618	0.2	0.2%
Income before income taxes	143,499	6.0	128,021	5.7	12.1%
Income tax expense	31,443	1.3	21,323	0.9	47.5%
Net income	$112,056	4.7%	$106,698	4.8%	5.0%
Basic weighted average shares outstanding	107,539		106,908
Diluted weighted average shares outstanding	108,381		108,266
Basic earnings per share	$1.04		$1.00		4.0%
Diluted earnings per share	$1.03		$0.99		4.0%

Condensed Consolidated Balance Sheets
(In thousands, except for share and per share data)
(Unaudited)

	June 26, 2025	December 26, 2024
Assets
Current assets:
Cash and cash equivalents	$176,876	$187,669
Income taxes receivable	7,439	21,735
Receivables, net	105,392	101,486
Inventories, net	1,211,431	1,132,599
Prepaid expenses and other current assets	52,026	48,896
Total current assets	1,553,164	1,492,385
Fixed assets, net	1,820,215	1,786,587
Right-of-use assets	1,587,560	1,331,238
Intangible assets, net	148,369	150,203
Goodwill	257,940	257,940
Deferred income tax assets, net	18,658	17,082
Other assets	25,341	15,043
Total long-term assets	3,858,083	3,558,093
Total assets	$5,411,247	$5,050,478
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loan	$2,103	$2,103
Current portion of lease liabilities	148,871	138,646
Trade accounts payable	777,082	794,855
Accrued expenses and other current liabilities	295,628	295,425
Deferred revenue	14,097	13,163
Total current liabilities	1,237,781	1,244,192
Term loan	194,321	194,527
Lease liabilities	1,606,545	1,351,282
Deferred income tax liabilities, net	53,872	67,832
Other liabilities	24,386	22,487
Total long-term liabilities	1,879,124	1,636,128
Total liabilities	3,116,905	2,880,320
Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at June 26, 2025 and December 26, 2024	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 107,637,510 shares issued and outstanding at June 26, 2025 and 107,356,999 issued and outstanding at December 26, 2024	108	107
Additional paid-in capital	559,934	547,818
Accumulated other comprehensive income (loss), net	(29)	(40)
Retained earnings	1,734,329	1,622,273
Total stockholders’ equity	2,294,342	2,170,158
Total liabilities and stockholders’ equity	$5,411,247	$5,050,478

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-six Weeks Ended
	June 26, 2025	June 27, 2024
Operating activities
Net income	$112,056	$106,698
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	119,953	114,807
Deferred income taxes	(15,523)	(13,770)
Stock-based compensation expense	15,502	15,587
Change in fair value of contingent earn-out liabilities	(375)	(87)
Loss on asset impairments and disposals, net	61	1,511
Changes in operating assets and liabilities:
Receivables, net	(3,906)	(9,821)
Inventories, net	(78,832)	68,866
Trade accounts payable	(16,642)	19,136
Accrued expenses and other current liabilities	12,728	18,969
Income taxes	14,973	24,390
Deferred revenue	934	2,045
Other, net	(5,653)	(6,851)
Net cash provided by operating activities	155,276	341,480
Investing activities
Purchases of fixed assets	(160,827)	(225,614)
Net cash used in investing activities	(160,827)	(225,614)
Financing activities
Payments on term loan	(1,051)	(1,051)
Borrowings on revolving line of credit	—	258,600
Payments on revolving line of credit	—	(258,600)
Payments of contingent earn-out liabilities	(806)	(5,769)
Proceeds from exercise of stock options	2,042	5,442
Proceeds from employee stock purchase plan	3,081	2,720
Tax payments for stock-based compensation awards	(8,508)	(13,527)
Net cash used in financing activities	(5,242)	(12,185)
Net (decrease) increase in cash and cash equivalents	(10,793)	103,681
Cash and cash equivalents, beginning of the period	187,669	34,382
Cash and cash equivalents, end of the period	$176,876	$138,063
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$334,363	$128,008
Cash paid for interest, net of capitalized interest	$5,125	$2,121
Cash paid for income taxes, net of refunds	$31,716	$10,699
Fixed assets accrued at the end of the period	$52,036	$93,506

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)
EBITDA and Adjusted EBITDA

	Thirteen Weeks Ended
	June 26, 2025	June 27, 2024
Net income (GAAP):	$63,178	$56,666
Depreciation and amortization (1)	59,337	57,837
Interest expense, net	1,076	663
Income tax expense	17,640	13,999
EBITDA	141,231	129,165
Stock-based compensation expense (2)	8,922	8,355
Other (3)	—	(663)
Adjusted EBITDA	$150,153	$136,857

	Twenty-six Weeks Ended
	June 26, 2025	June 27, 2024
Net income (GAAP):	$112,056	$106,698
Depreciation and amortization (1)	118,724	113,716
Interest expense, net	2,624	2,618
Income tax expense	31,443	21,323
EBITDA	264,847	244,355
Stock-based compensation expense (2)	15,502	15,587
Other (3)	(375)	(87)
Adjusted EBITDA	$279,974	$259,855
(1) Excludes amortization of deferred financing costs, which is included as part of interest expense, net.
(2) Represents non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and forfeitures.
(3) Other adjustments include amounts management does not consider indicative of our core operating performance. Amounts for the twenty-six weeks ended June 26, 2025 and the thirteen and twenty-six weeks ended June 27, 2024 relate to changes in the fair value of contingent earn-out liabilities.

Forward-Looking Statements
This release and the associated webcast/conference call contain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this release and the associated webcast/conference call, including statements regarding the Company’s future operating results and financial position, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” or “continue” or the negative of these terms or other similar expressions.
The forward-looking statements contained in this release and the associated webcast/conference call are based on our current expectations, assumptions, estimates, and projections regarding the Company’s business, the economy, and other future conditions. These statements involve known and unknown risks, uncertainties, and other important factors that may cause the Company’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.
Although the Company believes that the expectations reflected in the forward-looking statements in this release and the associated webcast/conference call are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, (1) an overall decline in the health of the economy, the hard surface flooring industry, consumer confidence and discretionary spending, and the housing market, including as a result of persistently high or rising inflation or interest rates, geopolitical events or uncertainty, or tariffs, (2) our failure to successfully manage the challenges that our planned new store growth poses or the impact of unexpected difficulties or higher costs during our expansion, (3) our inability to lease or acquire new store locations on acceptable terms, renew or replace our current store leases, or make payments under our leases, (4) our failure to maintain and enhance our brand image and awareness, (5) our failure to successfully anticipate and manage trends, consumer preferences, and demand, (6) our inability to successfully manage increased competition, (7) geopolitical risks, policies related to global trade and tariffs in the U.S. and other countries, and any antidumping and countervailing duties, any of which could impact our ability to import from foreign suppliers or raise our costs, (8) our inability to manage our inventory, including the impact of inventory obsolescence, shrink, and damage, (9) any disruption in our distribution capabilities, supply chain, and our related planning and control processes, including carrier capacity constraints, blocked trade lanes, port congestion, strike, or shut down, and other supply chain costs or product shortages, (10) any increases in wholesale prices of products, materials, and transportation costs beyond our control, including increases in costs due to inflation or tariffs, (11) the resignation, incapacitation, or death of any key personnel, including our executive officers, (12) our inability to attract, hire, train, and retain highly qualified managers and staff, (13) the impact of any labor activities, (14) our dependence on foreign imports for the products we sell, including risks associated with obtaining products from abroad, (15) any failure by any of our suppliers to supply us with quality products on attractive terms and prices or to adhere to the quality standards that we set for our products, (16) our inability to locate sufficient suitable natural products, (17) the effects of weather conditions, natural disasters, or other unexpected events, including public health crises, that may disrupt our operations, (18) restrictions imposed by our indebtedness on our current and future operations, including risks related to our variable rate debt, (19) any allegations, investigations, lawsuits, or violations of laws and regulations applicable to us, our products, or our suppliers, (20) our inability to adequately protect the privacy and security of information related to our customers, us, our associates, our suppliers, and other third parties, (21) any material disruption in our information systems, including our website, (22) our ability to manage our comparable store sales, (23) our inability to maintain sufficient levels of cash flow or liquidity to fund our expanding business and service our existing indebtedness, (24) new or changing laws or regulations, including tax laws and trade policies and regulations, (25) any failure to protect our intellectual property rights or disputes regarding our intellectual property or the intellectual property of third parties, (26) the impact of any future strategic transactions, and (27) our ability to manage risks related to corporate social responsibility. Additional information concerning these and other factors are described in “Forward-Looking Statements,” Item 1, “Business,” Item 1A, “Risk Factors,” and Item 1C, “Cybersecurity” of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2024, filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2025 (the “Annual Report”) and elsewhere in the Annual Report, as well as those described in Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 26, 2025 (the “10-Q”) and elsewhere in the 10-Q, and those described in the Company’s other filings with the SEC.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition, and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events, or otherwise.

Contacts
Investor Contacts:
Wayne Hood
Senior Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com
or
Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com